Exhibit 10.9

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), entered into effective July 1, 2014 (the “Effective Date”) between PRA Global Holdings, Inc. (“Parent”), PRA International, a Delaware corporation (the “Company”), and Colin Shannon (the “Executive”).

W I T N E S S E T H

WHEREAS, prior to the Effective Date, the Executive has rendered services to the Company upon and subject to the terms, conditions and other provisions of that certain Amended and Restated Employment Agreement between the Executive and the Company effective as of January 1, 2010 (the “Prior Agreement”), which Prior Agreement by its terms expired effective December 31, 2013.

WHEREAS, Parent and the Company desires to continue to assure itself of the services of the Executive and wishes Executive to become the President and Chief Executive Officer of Parent and remain the President and Chief Executive Officer of the Company and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1.                                      Employment

The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2.                                      Term

The period of this Agreement (the “Agreement Term”) shall commence on the Effective Date and shall expire on the fourth anniversary of the Effective Date.

3.                                      Position, Duties and Responsibilities

(a)                                 The Executive shall serve as, with the title, office and authority of, the President and Chief Executive Officer of both Parent and the Company.  The Executive shall also hold similar titles, offices and authority with the Company’s subsidiaries and its successors.

(b)                                 The Executive shall have all powers, authority, duties and responsibilities usually incident to the positions and offices of President and Chief Executive Officer of both Parent and the Company. The Executive shall report directly to Parent’s Board of Directors (the “Board”).

(c)                                  As of the Effective Date, the Executive shall be appointed as a member of the Board and Parent shall nominate the Executive for re-election to the Board upon the expiration of each of the Executive’s terms as a director that occurs during the Agreement Term.

(d)                                 The Executive agrees to devote substantially all of his business time, efforts and skills to the performance of his duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on as of the Effective Date, or subject to prior approval of the Board, any other corporation or entity that is not in competition with the Company, or (iii) managing his personal investment; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of his duties and responsibilities hereunder.

(e)                                  The Executive shall perform his duties at the offices of the Company located in Raleigh, North Carolina, but from time to time the Executive may be required to travel to other locations in the proper conduct of his responsibilities under this Agreement.

4.                                      Compensation and Benefits

In consideration of the services rendered by the Executive during the Agreement Term, the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a)                                 Salary.  The Company shall pay the Executive a base salary (the “Base Salary”) equal to $540,000 per annum; provided, however, that such rate of Base Salary shall increase to $600,000 per annum, effective July 1, 2014.  The Base Salary will be reviewed at least annually by the Compensation Committee of the Board (or if no such committee exists, the Board) (the “Compensation Committee”) for possible merit increases as the Compensation Committee deems appropriate.  The Base Salary may not be reduced following the Effective Date.  The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)                                 Annual Incentive Bonuses.  Each year during the Term, the Executive shall be eligible to participate in a performance-based bonus compensation program pursuant to which the Executive will have an aggregate target bonus of 60% of the Executive’s Base Salary (the “Target Bonus Amount”), as determined by the Board in its discretion (the “Annual Bonus”).  The amount, if any, of such Annual Bonus shall be determined based upon the Company’s and/or the Executive’s attainment of reasonable performance goals approved by the Board in its sole discretion.  Each such Annual Bonus shall be payable on such date or dates as is determined by the Board.

Notwithstanding any other provision of this Section 4(b), no bonus shall be payable pursuant to this Section 4(b) unless the Executive remains continuously employed with the Company through the applicable bonus payment date.

(c)                                  Benefits and Perquisites.  Executive will participate in all executive compensation plans, including cash-based long-term incentive plans, and in the same benefits and perquisites maintained by the Company for senior executives.

5.                                      Equity Incentives

During the Employment Term, Executive will be eligible for such equity incentive awards under the 2013 Stock Incentive Plan for Key Employees of PRA Global Holdings, Inc.  and its Subsidiaries (the “2013 Plan”) (or any successor plan), as the Compensation Committee shall determine in its discretion.

6.                                      Termination of Employment

The Agreement Term will be terminated upon the occurrence of any of the following events:

(a)                                 Resignation for Good Reason.  The Executive may voluntarily terminate his employment hereunder for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     Any material breach of this Agreement by Parent or the Company, as applicable (where Parent or the Company, as applicable, fails to cure such breach within ten (10) business days after being notified in writing by Executive of such breach);

(ii)                                  The material diminution, without Executive’s written consent, of Executive’s position, authority, duties or responsibilities as indicated in the Employment Agreement, or the appointment of any other person, without Executive’s written consent, to perform any material part of such duties, including without limitation, the failure of Executive to have such duties and responsibilities with respect to the acquiring entity following a Change in Control (as defined below);

(iii)                               The involuntary material relocation of Executive’s then current principal place of business to a location more than 50 miles from Executive’s current principal place of business; and

(iv)                              The failure by Parent or the Company, as applicable, to obtain the assumption in writing of its obligation to perform under the Agreement by any successor to all or substantially all of the assets of Parent or the Company, as applicable.

Executive may terminate his employment for Good Reason by providing the Board thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.  During such thirty (30) days’ notice period, Parent or the Company, as applicable, shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period.  For purposes of this Agreement, “Change in Control” shall be as defined under the 2013 Plan on the date of the Change in Control or as defined under the 2013 Plan on the date hereof, whichever is more favorable to Executive.

(b)                                 Resignation without Good Reason.  The Executive may voluntarily terminate his employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.

(c)                                  Termination for Cause.  Parent or the Company may terminate the Executive’s employment hereunder for Cause.  For purposes of this Agreement, the Executive shall be considered to be terminated for “Cause” only upon the occurrence of the following:

(i)                                     A material breach of this Agreement by Executive (where Executive fails to cure such breach within ten (10) business days after being notified in writing by Parent or the Company of such breach);

(ii)                                  Executive’s failure (except where due to a physical or mental incapacity) to substantially perform his material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by Parent or the Company;

(iii)                               Executive engaging in or causing an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(iv)                              Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offence;

(v)                                 Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of Executive’s duties and responsibilities hereunder.

provided, however, that no action taken by Executive in the reasonable, good faith belief that it was in the best interest of the Company shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) above, and no failure of Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of Executive’s employment for Cause under clause (ii) or (v) above.

(d)                                 Termination without Cause.  The Board shall have the right to terminate the Executive’s employment hereunder other than for Cause at any time, subject to the consequences of such termination as set forth in this Agreement.

(e)                                  Disability.  The Executive’s employment hereunder shall terminate upon his Disability.  For purposes of this Agreement, “Disability” shall mean Executive is eligible for disability payments under the Company’s long-term disability plan, as in effect on the date hereof.

(f)                                   Death.  The Executive’s employment hereunder shall terminate upon his death.

7.                                      Compensation Upon Termination of Employment

In the event the Executive’s employment by Parent and the Company is terminated during the Agreement Term, the Executive shall be entitled to the severance payments and benefits specified below:

(a)                                 Resignation for Good Reason; Termination without Cause.  In the event the Executive voluntarily terminates his employment hereunder for Good Reason or is terminated by Parent or the Company other than for Cause, the Company shall pay the Executive and provide him with the following:

(i)                                     Accrued Obligations.  The Company shall pay and provide the Executive with his Accrued Obligations.  For purposes of his Agreement, “Accrued Obligations” shall consist of the following:  (A) accrued and unpaid Base Salary and accrued and unused paid time off through the date of termination, (B) any accrued but unpaid annual bonus with respect to any completed fiscal year of the Company which has ended prior to the date of termination (except upon an involuntary termination for Cause or the existence of Cause is found following a voluntary termination), (C) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Executive participates, in accordance with applicable plan terms, and (D) unreimbursed business expenses incurred through the termination date, in accordance with Company business expense reimbursement policy.

(ii)                                  Severance Payment.  The Company shall pay the Executive an amount equal to the sum of Executive’s annual Base Salary and an amount equal to the Target Bonus Amount at the time of termination of employment (such sum hereinafter defined as the “Severance Amount”).  The Severance Amount shall be paid over the 12 calendar months beginning in the calendar month immediately following the date of the termination of employment, in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(iii)                               Equity Rights.  The vesting and exercisability of any outstanding stock options or other equity awards held by Execute at the time of termination of employment will be governed by the terms of such awards.

(iv)                              Company-Paid Continuation Coverage.  Following the date of the Executive’s termination of employment, the Executive and his eligible dependents shall be entitled to continue participating in the Company’s group medical, dental, and other health benefit coverages as required under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”).  Such coverage shall be provided to Executive and his eligible depends for the 12-month period following the date of the Executive’s termination of employment with the same employee cost-sharing as is provided to employees of the Company generally during this 12-month period (the “Company-Paid Continuation Coverage”).

(b)                                 Resignation without Good Reason; Termination for Good Cause; Death; Disability.  In the event the Executive voluntarily terminates his employment hereunder other than for Good Reason, is terminated by Parent or the Company for Cause, or is terminated on account of death or Disability, neither Parent nor the Company shall have any obligations to Executive under this Agreement other than to pay Executive and provide him with any Accrued Obligations.  The vesting and exercisability of any outstanding stock options or other equity awards held by Executive at the time of any such termination of employment will be governed by the terms of such awards.

8.                                      Change in Control.  In the event that the employment of the Executive is terminated on or prior to the expiration of the one-year period immediately following a Change in Control either (a) by the Executive for Good Reason or (b) by the Company other than for Cause: (i) in lieu of the Severance Amount payable pursuant to Section 7(a)(ii) hereof, Executive will be entitled to a lump-sum payment equal to two times the Severance Amount (as calculated under Section 7(a)(ii) hereof), payable within fifteen days of termination of employment; and (ii) in lieu of the Company-Paid Continuation Coverage (as defined in Section 7(a)(iv) hereof) being provided for 12 months pursuant to Section 7(a)(iv) hereof, Executive will be entitled to Company-Paid Continuation Coverage for 24 months following termination of employment.

9.                                      Parachute Tax Indemnity

(a)                                 If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing, if all taxes under Section 4999 of the Code could be eliminated if the aggregate value of the Payments were reduced by no more than 10% then such Payments will be so reduced.

(b)                                 All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  The Accounting Firm shall be mutually agreed to by the Company and Executive.  All fees and expenses of the Accounting firm shall be borne by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty of the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit.

(c)                                  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim the Executive shall:  (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representing and payment of costs and expense.  Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claims and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from an Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

(d)                                 If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10.                               No Mitigation

The Executive shall not be required to seek other employment or to reduce any severance payment or benefit payable to him under Section 7 or 8 hereof, and no such severance payment or benefit shall be reduced on account of any compensation received by the Executive from other employment.

11.                               Release

Notwithstanding any other provision of this Agreement, all payments and benefits provided under Section 7(a)(ii) and (iv) or Section 8 hereof, as applicable, shall be conditioned upon Executive’s executing and honoring a release of claims in favor of Parent and the Company in the Company’s standard form for Company Officers in accordance with Section 22(c) (the “Release”).

12.                               Tax Withholding

All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

13.                               Restrictive Covenants

(a)                                 Covenant Not to Disclose Confidential Information.  The Executive acknowledges that during the course of his affiliation with Parent and the Company he has or will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Executive hereby agrees and acknowledges that he owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after his employment with the Company, he will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct his duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  The Executive will use his best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied.  The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof.  For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or Affiliates that is not known generally to the industry in which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designs, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

(b)                                 Covenant Not to Compete.  The Executive acknowledges that he has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to Confidential Information and trade secrets of the Company.  Therefore, in consideration of such relations and to further protect Confidential Information and trade secrets, directly or indirectly, of the Company, the Executive agrees that, at all times during his employment by the Company (including prior to the Effective Date) and for a period of twelve months from the date of termination of the Executive, the Executive has not and will not, directly or indirectly, without the express written consent of the Company:

(i)                                     within (A) the country, region of the country, state, and/or surrounding states in which Executive’s office with the Company was located at the time of Executive’s termination, or (B) fifty miles of the location of Executive’s office with the Company at the time of Executive’s termination, be engaged or employed by a Competing CRO, whether as owner, manager, officer, director, employee, consultant or otherwise to perform duties and responsibilities that are the same or substantially related to the duties and responsibilities that Executive performed for the Company at any time during the twenty-four months prior to Executive’s termination.  “Competing CRO” means any entity (and its respective affiliates and successors) that competes with the Company in the provision of Customer Services. “Customer Services” means any product or service provided by the Company to a third party for remuneration, including, but not limited to on a contract or outsourced basis, assisting pharmaceutical or biotechnology companies in developing and taking drug compounds, biologics, and drug delivery devices through appropriate regulatory approval processes, and/or recruiting, staffing and placement of personnel in the areas of clinical research, medical writing, biostatistics and programming, in each case (A) during the period of Executive’s employment with the Company prior to the date of this Agreement, through the end of the Agreement Term or (B) about which Executive has knowledge and that which Executive had knowledge that the Company will provide or has contracted to provide to third parties during the twelve (12) months following the Agreement Term;

(ii)                                  directly or indirectly, whether as owner, manager, officer, director, employee, consultant or otherwise, solicit the business of, or accept business from any Customer of the Company, unless the business being solicited or accepted is not in competition with or substantially similar to the Company’s business.  For the purposes of this Section 13(b), “Customer” means any person or legal entity (and its subsidiaries, agents, employees and representatives)  about whom Executive has acquired information during the period of Executive’s employment with the Company prior to the date of this Agreement, through the end of the Agreement Term and as to whom Executive has knowledge that the Company has provided or does provide services at any time upon, or during the twenty-four months prior to, Executive’s termination, or will during the twelve months following the Agreement Term provide services; or

(iii)                               directly or indirectly, (A) solicit or induce (or attempt to solicit or induce) to leave the employ of the Company or any of its affiliates for any reason whatsoever any person employed by the Company or any of its affiliates at the time of the act of solicitation or inducement or (B) hire any person who was employed by the Company at the time of Executive’s termination or at any time during the six months prior to Executive’s termination.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the option to continue to bind Executive to the provisions of this Section 13(b) for a period of twelve months following a termination of employment which occurs after the expiration of the Agreement and the Agreement Term, provided that, the Company provides Executive with the payments and benefits set forth in Section 7(a) hereof.

(c)                                  Non-Disparagement.  At all times during his employment by the Company (including prior to the Effective Date) and thereafter, the Executive shall express no opinions or views or knowingly take any other actions that will adversely affect the business reputation or goodwill of the Company, its Affiliates, directors, officers or employees.

(d)                                 Specific Performance.  Recognizing that irreparable damage will result to Parent and the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a), (b) or (c) hereof, and that Parent’s and the Company’s remedies at law for any such breach or threatened breach will be inadequate, Parent, the Company and each of their successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, he shall pay to Parent or the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by Parent or the Company by reason of the breach or threatened breach of said covenants and assurances.  The obligations of the Executive and the rights of Parent and the Company, its successors and assigns under this Section 13 shall survive the termination of this Agreement for the periods set forth above.  The covenants and obligations of the Executive set forth in this Section 13 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to Parent and the Company, whether express or implied in fact or in law.  In addition, the Executive further acknowledges that if he breaches any provision of this Section 13 following his termination of employment with Parent and the Company, the Executive will forfeit the right to any unpaid severance or other payments under this Agreement.  For purposes of this Section 13, “Company” shall include all subsidiaries of the Company.

(e)                                  Potential Unenforceability of Any Provision.  If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent permitted by law.

14.                               Indemnification

To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of Parent and the Company, as applicable, in effect as of the date of this Agreement, and the indemnification provision of the laws of the jurisdiction of Parent’s and the Company’s, incorporation, as applicable, in effect from time to time, Parent and the Company, as applicable, shall indemnify the Executive as a director, senior officer or employee of Parent and the Company, as applicable, against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any proceeding to which the Executive is a party because of his service to Parent and the Company, as applicable.  The rights of the Executive under this indemnification provision shall survive the termination of employment with respect to events occurring prior to termination on a basis not less favorable than is provided for any other officer of Parent and the Company, as applicable.  In addition during the Agreement Term, Executive will be provided with Director & Officer coverage to the same extent as any other officer or director of Parent and the Company, as applicable.

15.                               Successors

(a)                                 This Agreement shall be binding upon and shall inure to the benefit of Parent and the Company, as applicable, and each of its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of Parent or the Company, as applicable.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.  Notwithstanding the foregoing provisions of this Section 15(a), this Agreement shall not be assignable by Parent or the Company without the prior written consent of the Executive.

(b)                                 This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amounts are due and payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

16.                               No Assignment

Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or by its beneficiaries of the Executive or by his legal representatives without the Company’s prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, his beneficiaries or legal representatives, except in the case of termination of employment of Cause; provided, however, that nothing in this Section 16 shall preclude the Executive from designating a beneficiary to receive any benefit payable on his death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under his will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to his estate.

17.                               Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including but not limited to the Prior Agreement.  Any amendment or modification of this Agreement shall not be binding unless in writing and signed by Parent, the Company and the Executive.

18.                               Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

19.                               Notices

All notices which may be necessary or proper for either Parent or the Company, on one hand, or the Executive, on the other, to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, as follows:

(i) to the Executive at the following address (or such other address as the Executive may designate by written notice to the Company):

Colin Shannon
2015 Giovanni Court

Cary, NC   27518

(ii) to the Company, at the Company’s principal executive offices at: 4130 ParkLake Avenue, Suite 400, Raleigh, North Carolina 27612, to the attention of the Secretary of the Company; and

(iii) to Parent, c/o the Company, at the Company’s principal executive offices at: 4130 ParkLake Avenue, Suite 400, Raleigh, North Carolina 27612, to the attention of the Chairman of the Board; and

any such notice shall be deemed given when sent, provided that any notice required under Section 6 hereof shall be deemed given only when received.  Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

20.                               Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflict of laws thereof.

21.                               Arbitration

Except to the extent that injunctive relief is available for any breach of restrictive covenants, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Raleigh, North Carolina in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.  Each party will pay one-half of the arbitration expenses and his or its own legal fees and costs; provided, in any dispute after a Change in Control, the Company (or successor) will pay all arbitration fees, and all of the Executive’s reasonable legal expenses if Executive prevails on at least one material issue in dispute, as determined, by the arbitrator.  Notwithstanding any other provision of this Agreement, obligations of the parties under this Section 21 shall survive any termination of employment.

22.                               Section 409A

(a)                                 General.  The parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Effective Date (“Section 409A”).  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to (a) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement and to avoid less favorable accounting or tax consequences for the Company and/or (b) take such other actions as the Company determines to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)                                 Separation from Service under Section 409A.  Notwithstanding any provision to the contrary in this Agreement:  (i) no amount shall be payable pursuant to Section 7 or Section 8 unless the termination of the Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) for purposes of Section 409A, the Executive’s right to receive any installment payments or benefits pursuant to Section 7(a) shall be treated as a right to receive a series of separate and distinct payments within the meaning of Section 409A; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c)                                  Release.  Notwithstanding anything to the contrary in this Agreement, to the extent that any payments of “nonqualified deferred compensation” (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are subject to the Executive’s execution and delivery of a Release as provided under this Agreement: (i) the Company shall deliver the Release to the Executive within ten (10) business days following the date of Executive’s termination of employment, and the Company’s failure to deliver a Release prior to the expiration of such ten (10) business day period shall constitute a waiver of any requirement to execute a Release; (ii) if the Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes his acceptance of the Release thereafter, the Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release; and (iii) in any case where the date of Executive’s termination of employment and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.  For purposes of this Section 22(c), “Release Expiration Date” shall mean the date that is twenty-one (21) days following the date upon which the Company timely delivers the Release to the Executive, or, in the event that the Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.  To the extent that any payments of nonqualified deferred compensation (within the meaning of Section 409A) due under this Agreement as a result of the Executive’s termination of employment are delayed pursuant to this Section 22(c), such amounts shall be paid in a lump sum on the first payroll date following the date that the Executive executes and does not revoke the Release (and the applicable revocation period has expired) or, in the case of any payments subject to Section 22(c)(iii), on the first payroll period to occur in the subsequent taxable year, if later.

23.                               Counterparts

This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

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IN WITNESS WHEREOF, each of Parent, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Colin Shannon
Colin Shannon

PRA GLOBAL HOLDINGS, INC.

/s/ James C. Momtazee
By: James C. Momtazee
Title: Director

PRA INTERNATIONAL

/s/ Linda Baddour
By: Linda Baddour
Title: Executive Vice President and Chief Financial Officer